Exhibit 4

COLLATERAL PLEDGE AGREEMENT

In consideration of, and as collateral security for the payment of, the liabilities of S. BRYAN COOK, TRUSTEE OF THE COOK FAMILY TRUST DATED DECEMBER 3, 2012 (the “Pledgor”), to S. BRYAN COOK (the “Pledgee”), evidenced by or arising in connection with that certain Promissory Note of even date herewith in the original principal amount equal to the Purchase Price (determined pursuant to the Sale Contract between the Pledgor and the Pledgee of even date herewith) executed by Pledgor and payable to Pledgee, and all replacements, renewals and extensions of such liabilities (herein collectively called the “Liabilities”), Pledgor hereby assigns and pledges to Pledgee an amount of the assets of the Cook Family Trust equal to the Liabilities, such assets consisting of publicly traded marketable securities as well as interests in privately held investments, including but not limited to shares of the Class A Common Stock in Central Bancompany, Inc. as reflected on Schedule A attached hereto, the selection of which assets of the Cook Family Trust shall be used to satisfy the Liabilities to be made by the Pledgor in the event of and at the time of a default by Pledgor, and grants Pledgee a continuing security interest in said assets, together with all proceeds thereof, substitutions therefor and rights associated therewith (referred to collectively herein as the “Collateral”), all of which the Pledgor owns free of liens or claims of any kind and has the right to pledge to Pledgee.

Pledgor hereby agrees that the Collateral shall constitute security for any and all of the Liabilities. Pledgor authorizes Pledgee to cause any Collateral to be transferred, in such manner and at such time(s) as Pledgee may determine, into the names of Pledgee or Pledgee’s nominees and this instrument shall constitute Pledgee’s authority to make such transfer(s).

Pledgor agrees that:

1.                  Pledgor will execute, endorse and deliver all documents which Pledgee may reasonably require to secure Pledgee’s interests under this Agreement.

2.                  Pledgor shall have no right to call, exchange, convert or otherwise change or alter the form of the Collateral without the consent of Pledgee so long as any portion of the Liabilities remain unpaid. Any distribution paid in cash out of the earnings of the Collateral shall be released to Pledgor by Pledgee unless such Collateral is transferred into the name of Pledgee or Pledgee’s nominee, and Pledgor shall retain all voting rights with respect to such Collateral, except in the case of a default as defined herein. Any instruments, securities, rights or the like which an owner of the Collateral has the right to receive will be delivered to Pledgee and Pledgee may, without notice or demand, take such action as is necessary to assure Pledgor’s direct receipt thereof.

3.                  The following events shall severally be considered events of default: (a) material misrepresentation of any fact or warranty stated or made to Pledgee by Pledgor, (b) failure by Pledgor to perform any term or provision of this or any other agreement with Pledgee, (c) default in the payment of any sum due on any of the Liabilities, (d) Pledgor’s insolvency, adjudication of bankruptcy, making an assignment for the benefit of creditors or suffering appointment of a receiver or seeking relief under any debtor’s relief law, (e) seizure of the Collateral by lawful execution or the sale or encumbrance thereof (except as provided herein), failure to pay any tax thereon when due (except any tax contested in good faith) or default on any debt or security instrument constituting part of the Collateral. Upon any such event of default, all of the Liabilities shall, at the option of Pledgee, become immediately due and payable and Pledgee may without notice or demand (i) offset any obligations of Pledgee to Pledgor against any of the Liabilities and (ii) forthwith realize upon the Collateral or any part thereof and receive the proceeds therefrom, and may also, without demand, advertisement or notice, sell at public or private sale, or at any exchange or broker’s board, at such prices and upon such terms and conditions as Pledgee may deem best, either for cash or on credit, or for future delivery, any part or all of such Collateral. Pledgee shall have the right, at any such sale, public or private, to purchase the whole or any part of such Collateral so sold, provided that any excess of such Collateral or proceeds thereof over the amount of the Liabilities shall be returned to the Pledgor.

4.                  In addition, Pledgee shall have all rights of a secured party under the Missouri Uniform Commercial Code and shall first be entitled to apply the proceeds of collection, disposition or other realization on the Collateral to reasonable attorneys’ fees and legal expenses incurred by Pledgee in the collection of any Liabilities, and thereafter as required by law.

5.                  If notice of default or of intended disposition is required by law, then such notice, if mailed, shall be deemed reasonably and properly given if mailed by or on behalf of Pledgee to the principal business address of Pledgor at least ten (10) days before the time of such disposition. If in the opinion of Pledgee any Collateral cannot be disposed of in a commercially reasonable manner without registration under applicable securities laws, Pledgor will take or cause to be taken such action as is necessary to effect proper registration, and if Pledgor shall refuse to take such action, Pledgee, at the Pledgee’s sole election, but without any obligation to do so, may take such action as the Pledgee deems warranted to effect or attempt to effect compliance with any applicable law and any cost incurred by Pledgee in connection therewith or in enforcing Pledgor’s agreement will be considered a cost incurred in disposition of the Collateral.

6.                  Pledgee’s rights hereunder shall continue unimpaired notwithstanding foreclosure or other disposition of any part of the Collateral, the availability of additional Collateral, any release of or substitution for any of the Collateral, any act or omission impairing Pledgee’s lien on the Collateral or the lien of any underlying security constituting part of the Collateral, including failure to perfect the same, any extension (including extension of time for payment), renewal, substitution, alteration, compromise, settlement, surrender or other such agreement or action transferring, modifying or varying the terms of or otherwise affecting any of the Liabilities or any part of the Collateral, including any act or omission releasing any party primarily or secondarily liable on the Collateral or on any of the Liabilities. No failure by Pledgee to exercise or delay in exercising any of his rights hereunder shall constitute a waiver thereof by Pledgee and no single or partial exercise of any right shall preclude the further exercise thereof or the exercise of any other right from time to time. All rights granted to Pledgee hereunder are cumulative and not in substitution of any other rights at law or equity with respect to the Collateral or the collection of the Liabilities. Pledgor hereby waives notice of any and all actions, forbearances and omissions of any rights contemplated by this paragraph and consents to be bound thereby as effectively as if Pledgor had agreed thereto in advance.

7.                  Pledgee may assign or negotiate and deliver any of the Collateral to any transferee of any of the Liabilities and Pledgee shall thereafter be relieved of any responsibility for the Collateral so transferred and all rights of Pledgee hereunder shall inure to his or her transferees.

8.                  This Agreement shall be governed by Missouri law and the rights and obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, assigns, legatees, transferees and legal representatives.

IN WITNESS WHEREOF, the Pledgor has caused this Collateral Pledge Agreement to be executed effective as of the 13th day of September, 2025.

COOK FAMILY TRUST DATED DECEMBER 3, 2012

By:	/s/ S. Bryan Cook
S. Bryan Cook, Trustee

SCHEDULE A

Issuer	Registered Owner	No. of Shares	Certificate Number
Central Bancompany, Inc.	Cook Family Trust dated December 3, 2012	102,011	__________